UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 28, 2008
Date of Report (Date of earliest event reported)

CELSIUS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	333-129847	20-2745790
(State or other jurisdiction of	(Commission File	(IRS Employer Identification
incorporation)	Number)	No.)

140 NE 4th Avenue, Suite C, Delray Beach, FL	33483
(Zip Code)

(561) 276-2239
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 28, 2008, we entered into a stock purchase agreement with Joseph and Gionis LLC, (“J&G”) a California limited liability company.  Under the agreement, the Company agreed to sell J&G 10 million shares of its common stock for a total of $500,000.  The Company received $100,000 from J&G on the signing of the agreement and received the balance of $400,000 on April 7, 2008.  As part of the stock purchase, the Company issued a warrant for J&G to purchase seven million shares of its common stock at an exercise price of 110% of the volume weighted average price for the five trading days prior to the agreement.  Based on the date of the agreement, the warrant exercise price shall be $0.13 (thirteen cents) per share. The warrant has an expiration of 3 years from the issuance date. The common stock, warrant and shares issued upon the exercise of the warrant shall not be registered.

The foregoing description of the stock purchase agreement are qualified in their entirety by reference to the full text of the stock purchase agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporated herein in its entirety by reference.

Item 3.02	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02.

Item 9.01	Exhibits

(d) Exhibits.

10.1	Stock Purchase Agreement, dated as of March 28, 2008, by and between the Company and Joseph and Gionis, LLC.

99.1	Press Release dated April 7, 2008

SIGNATURES

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELSIUS HOLDINGS, INC.

DATE: April 7, 2008	By: /s/ Jan Norelid
Jan Norelid
Chief Financial Officer